UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014 progressive CARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52684	32-0186005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 N Miami Beach Blvd, Ste 1-2

North Miami Beach, Florida 33162

(Address of principal executive offices)

(305) 919-7399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2014, the Circuit Court of the Second Judicial Circuit for Leon County, Florida (the “Court”), entered an Amended Order Granting Approval of Settlement Agreement and Stipulation (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement and Stipulation (the “Settlement Agreement") between Progressive Care, Inc., a Delaware corporation (the “Company“) and Tarpon Bay Partners, LLC (“Tarpon”), in the matter entitled Tarpon Bay Partners, LLC v. Progressive Care, Inc., Case No. 201-CA-001680 (the “Action”). Tarpon commenced the Action against the Company on August 22, 2014 to recover an aggregate of $1,826,005.16 of past-due accounts payable of the Company (the “Claim”), which Tarpon had purchased from certain vendors of the Company pursuant to the terms of separate claim purchase agreements between Tarpon and each of such vendors (the “Assigned Accounts”). The Assigned Accounts relate to certain legal, accounting, and financial services provided to the Company. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement was entered into on August 22, 2014 and became effective and binding upon the Company and Tarpon upon entry of the Order by the Court on September 3, 2014.

Pursuant to the terms of the Settlement Agreement approved by the Order, on September 3, 2014, the Company agreed to issue to Tarpon shares (the “Settlement Shares”) of the Company's common stock, $0.001 par value per share (the “Common Stock”). The Settlement Agreement provides that the Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the Settlement Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, the Company and Tarpon reasonably estimated that the fair market value of the Settlement Shares, the Fee Shares (as defined below) and all other amounts received or to be received by Tarpon is equal to approximately $2,434,673.00. In addition, upon entry of the Order, the Company shall issue to Tarpon shares of Common Stock with a value equal to One Hundred Thousand Dollars ($100,000.00) (the “Fee Shares”). The Fee Shares shall be issued in increments of $20,000.00 per tranche which shall be included in the first five (5) tranches of the Settlement Shares issued to Tarpon pursuant to the Settlement Agreement. The $20,000.00 in proceeds from the sale of the Fee Shares shall be deducted from Gross Proceeds (as defined in the Settlement Agreement) for each of the first five (5) tranches of Settlement Shares issued to Tarpon pursuant to the Settlement Agreement. Tarpon shall return to Company for retirement the $25,000.00 promissory note dated January 9, 2014.

The Settlement Agreement provides that in no event shall the Settlement Shares beneficially owned by Tarpon at any given time exceed the number of such shares that, when aggregated with all other shares of Common Stock then beneficially owned by Tarpon, or deemed beneficially owned by Tarpon, would result in Tarpon owning more than 9.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

Furthermore, the Settlement Agreement provides that, for so long as Tarpon or any of its affiliates hold any shares of Common Stock, the Company and its affiliates are prohibited from, without prior written consent of Tarpon (which may not be unreasonably withheld), among other actions, voting any shares of Common Stock owned or controlled by the Company or its affiliates, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the Company, in favor of: (1) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (2) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or (3) taking any action which would impede the purposes and objects of the Settlement Agreement

The foregoing descriptions of the Settlement Agreement and the Order do not purport to be complete and are qualified in their entirety by reference to the full text of the Settlement Agreement and Order, which are attached, respectively, as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K (this “Report”) and are incorporated herein by reference. Readers should review each for a complete understanding of the terms and conditions associated with this transaction.

2

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosures set forth under Item 1.01 of this Report, with disclosures incorporated herein by reference.

The issuance of Common Stock to Tarpon pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

Item 9.01. Exhibits.

Exhibit No.	Document
10.1	Settlement Agreement and Stipulation, dated August 22, 2014, by and between the Company and Tarpon Bay Partners, LLC.
10.2	Amended Order Granting Approval of Settlement Agreement and Stipulation, dated September 3, 2014.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESSIVE CARE, INC.

Date: September 16, 2014	By:	/s/ Shital Parikh Mars
Name: Shital Parikh Mars
Title: Chief Operating Officer

4